Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Notes offered hereby	$638,000.00	100.00%	$638,000.00	$45.49(1)

(1)

The filing fee is calculated in accordance with Rule 457(r) under the Securities Act. There are unused registration fees of $12,503.03 that have been paid in respect of securities offered from Eksportfinans ASA’s Registration Statement No. 333-164694, of which this pricing supplement is a part. After giving effect to the $45.49 registration fee for this offering, $12,457.54 remains available for future offerings. No additional registration fee has been paid with respect to this offering.

PRICING SUPPLEMENT NO. 520 dated June 28, 2010 to Prospectus Supplement and Prospectus dated February 4, 2010 relating to the Eksportfinans ASA U.S. Medium-Term Note Program	Filed pursuant to Rule 424(b)(2) Registration Statement No. 333-164694

EKSPORTFINANS ASA

Enhanced Growth Securities
with Upside Participation to a Cap & Fixed Percentage Buffered Downside
Linked to the S&P 500® Index due January 3, 2014

This document is a pricing supplement. This pricing supplement provides specific pricing information in connection with this issuance of securities. Prospective investors should read this pricing supplement together with the prospectus supplement and prospectus dated February 4, 2010 for a description of the specific terms and conditions of the particular issuance of securities. This pricing supplement amends and supersedes the accompanying prospectus supplement and prospectus to the extent that the information provided in this pricing supplement is different from the terms set forth in the prospectus supplement or the prospectus.

Issuer:	Eksportfinans ASA

Agent:	Wells Fargo Securities, LLC. The agent may make sales through its affiliates or selling agents.

Principal Amount:	Each security will have a principal amount of $1,000.00. Each security will be offered at an original public offering price of $1,000.00.

Stated Maturity Date:	January 3, 2014. If the calculation day is postponed, then the stated maturity date of the securities will be postponed by an equal number of business days.

Interest:	We will not pay you interest during the term of the securities.

Index:	The return on the securities is linked to the performance of the S&P 500® Index, which we refer to as the Index.

Redemption Amount:

The redemption amount, which you receive at the stated maturity, for each security you own, will depend upon the change in the level of the Index based on the ending level relative to the starting level (calculated as described in this pricing supplement).

  If the ending level is greater than the starting level, the redemption amount per security will equal the lesser of (i) the original offering price plus an amount equal to the product of (A) the original offering price per security, (B) the percentage increase in the level of the Index and (C) the participation rate and (ii) the capped value of 131.00% per security, which will result in a maximum redemption amount per security of $1,310.00.

  If the ending level is less than or equal to the starting level but greater than or equal to the threshold level, the redemption amount per security will equal the original offering price per security.

  If the ending level is less than the threshold level, the redemption amount per security will equal the original offering price per security of $1,000.00 minus an amount equal to the product of (i) the original offering price per security and (ii) the decline of the Index in excess of the threshold level.

Threshold Level:	913.38, which is 85.00% of the starting level.

Participation Rate:	125.00%

Listing:	The securities will not be listed or displayed on any securities exchange or any electronic communications network.

Pricing Date:	June 28, 2010

Issue Date:	July 1, 2010

CUSIP Number:	282645VB3

     For a detailed description of the terms of the securities, see “Summary Information” beginning on page P-1 and “Specific Terms of the Securities” beginning on page P-17. Defined terms used in this cover page are defined in “Specific Terms of the Securities”.

(Continued on following page)

Wells Fargo Securities

The date of this pricing supplement is June 28, 2010

Investing in the securities involves risks. See “Risk Factors” beginning on page P-10.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this pricing supplement or the accompanying prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Per Security	Total
Maximum Public Offering Price	$1,000.00	$638,000.00
Maximum Underwriting Discount and Commission(1)	$ 25.00	$ 15,950.00
Maximum Proceeds to Eksportfinans ASA	$ 975.00	$622,050.00

     (1) In addition to the underwriting discount and commission, the public offering price specified above includes structuring and development costs. The underwriting discount and commission and structuring and development costs total $41.01 per $1,000.00 principal amount of the securities. See “Use of Proceeds and Hedging” and “Supplemental Plan of Distribution” in this pricing supplement for further information regarding how we may hedge our obligations under the securities.

     Capitalized terms used in this pricing supplement without definition have the meanings given to them in the accompanying prospectus supplement and prospectus.

SUMMARY INFORMATION

     This summary includes questions and answers that highlight selected information from this pricing supplement and the accompanying prospectus supplement and prospectus to help you understand the Enhanced Growth Securities with Upside Participation to a Cap & Fixed Percentage Buffered Downside Linked to the S&P 500® Index due January 3, 2014 (the securities). You should carefully read this pricing supplement and the accompanying prospectus supplement and prospectus to fully understand the terms of the securities, the S&P 500® Index, which we refer to as the Index, and the tax and other considerations that are important to you in making a decision about whether to invest in the securities. You should carefully review the section “Risk Factors” in this pricing supplement and the accompanying prospectus supplement and prospectus, which highlight certain risks associated with an investment in the securities, to determine whether an investment in the securities is appropriate for you.

     Unless otherwise mentioned or unless the context requires otherwise, all references in this pricing supplement to “Eksportfinans”, “we”, “us” and “our” or similar references mean Eksportfinans ASA and its subsidiaries.

What are the securities?

     The securities offered by this pricing supplement will be issued by Eksportfinans and will mature on January 3, 2014. The return on the securities will be linked to the performance of the Index. The securities will bear no interest and no other payments will be made until maturity.

     As discussed in the accompanying prospectus, the securities are debt securities and are part of a series of debt securities entitled “Medium-Term Notes” that Eksportfinans may issue from time to time. The securities will rank equally with all other unsecured and unsubordinated debt of Eksportfinans. For more details, see “Specific Terms of the Securities” beginning on page P-17.

     Each security will have a principal amount of $1,000.00. Each security will be offered at an original public offering price of $1,000.00. You may transfer only whole securities. Eksportfinans will issue the securities in the form of a global certificate, which will be held by The Depository Trust Company, also known as DTC, or its nominee. Direct and indirect participants in DTC will record your ownership of the securities.

Are the securities principal protected?

     No, the securities do not guarantee any return of principal at maturity. If the ending level is less than the threshold level, the amount you will receive at maturity will be equal to the original offering price of $1,000.00 per security minus an amount equal to the product of (i) the original offering price per security and (ii) the decline of the Index in excess of the threshold level, and will be less than the principal amount of the securities. Accordingly, if the level of the Index declines in this manner, you will lose up to 85.00% of your principal.

What will I receive upon maturity of the securities?

     At maturity, for each security you own, you will receive a cash payment equal to the “redemption amount”. The redemption amount to which you will be entitled depends on the percentage change in the level of the Index calculated based on the ending level (as defined below) relative to the starting level (as defined below).

The redemption amount for each security will be determined by the calculation agent as described below:

  If the ending level is greater than the starting level, the lesser of:

(i)	the original offering price per security plus:

(ending level – starting level)
[original offering price per security × [		] × participation rate]; and
starting level

(ii)	the capped value of 131.00% per security, which will result in a maximum redemption amount per security of $1,310.00.

  If the ending level is less than or equal to the starting level but greater than or equal to the threshold level, the redemption amount per security will equal the original offering price per security of $1,000.00.

  If the ending level is less than the threshold level, the redemption amount per security will equal:

(threshold level – ending level)
original offering price per security –	[ original offering price per security ×		]
starting level

     If the ending level is less than the threshold level, the amount you will receive at maturity will be less than the principal amount of the securities. If the ending level is zero, the redemption amount will be 15.00% of the principal amount of the securities.

     The threshold level is 913.38, which is 85.00% of the starting level.

     The starting level is 1,074.57, the closing level of the Index on the pricing date.

     The ending level will be determined by the calculation agent and will be the closing level of the Index on the calculation day.

     The participation rate is 125.00%.

     The capped value is 131.00% of the original offering price of $1,000.00 per security.

     The calculation day is December 26, 2013. However, if that day occurs on a day that is not a trading day or on which the calculation agent has determined that a market disruption event (as defined under “Specific Terms of the Securities—Market Disruption Event” below) has occurred or is continuing, then the calculation day will be postponed until the next succeeding trading day on which the calculation agent determines that a market disruption event does not occur or is not continuing; provided that in no event will the calculation day be postponed by more than five business days. If the calculation day is postponed, then the stated maturity date of the securities will be postponed by an equal number of business days.

     The closing level on any trading day will equal the official closing level of the Index or any successor index (as defined under “Specific Terms of the Securities — Discontinuation of/Adjustments to the Index” below) published by the index sponsor at the regular weekday close of trading on that trading day. In certain circumstances, the closing level will be based on the alternate calculation of the Index described under “Specific Terms of the Securities — Discontinuation of/Adjustments to the Index” below.

     A trading day means any day on which each exchange and related exchange is scheduled to be open for its respective regular trading sessions.

     You should understand that the opportunity to benefit from the possible increase in the level of the Index through an investment in the securities is limited because the amount that you receive at maturity will never exceed the capped value of 131.00% of the principal amount of the securities. However, if the ending level is less than the threshold level, the amount you will receive at maturity will be less than the principal amount of the securities. Accordingly, if the level of the Index decreases in this manner, you will lose up to 85.00% of your principal.

Hypothetical Examples

     Set forth below are four hypothetical examples of the calculation of the redemption amount based on the following:

     Starting level: 1,074.57

     Capped value: $1,310.00

     Threshold level: 913.38

Example 1—The hypothetical ending level is 70.00% of the starting level:

     Hypothetical ending level: 752.20

     Redemption amount (per security) =

(913.38 – 752.20)
$1,000.00 –	[ $1,000.00 ×		] = $850.00
1,074.57

     Since the hypothetical ending level is less than the threshold level, the amount you will receive at maturity will be equal to the original offering price of $1,000.00 per security minus an amount equal to the product of (i) the original offering price per security and (ii) the decline of the Index in excess of the threshold level, and you would lose some of your principal. Although the Index declined by 30.00% from the starting level to the hypothetical ending level, your total cash payment at maturity would be $850.00 per security, representing a 15.00% loss of the principal amount of your securities.

Example 2—The hypothetical ending level is 90.00% of the starting level:

     Hypothetical ending level: 967.11

     Redemption amount (per security) = $1,000.00

     Since the hypothetical ending level is less than the starting level but greater than the threshold level, the redemption amount per security will equal the principal amount of $1,000.00.

Example 3—The hypothetical ending level is 110.00% of the starting level:

     Hypothetical ending level: 1,182.03

     Redemption amount (per security) =

1,182.03 – 1,074.57
$1,000.00 + [$1,000.00 × (		) × 125.00%]	= $125.00
1,074.57

     Since the hypothetical ending level is greater than the starting level, you would receive the original offering price of $1,000.00 per security plus $1,000.00 times the amount of the percentage change in the level of the Index times the participation rate of 125.00%, subject to the capped value of $1,310.00. Since the redemption amount in this example is less than the capped value, your total cash payment at maturity would be $1,125.00 per security, representing a 12.50% return above the principal amount of your securities.

Example 4—The hypothetical ending level is 130.00% of the starting level:

     Hypothetical ending level: 1,396.94

     Redemption amount (per security) =

1,396.94 – 1,074.57
$1,000.00 + [$1,000.00 × (		) × 125.00%]	= $375.00
1,074.57

Redemption amount (per security) =	$1,000.00 +	$375.00	= $1,375.00;	> $1,310.00

     Since the hypothetical ending level is greater than the starting level, you would receive the original offering price of $1,000.00 per security plus $1,000.00 times the amount of the percentage change in the level of the Index times the participation rate of 125.00%, subject to the capped value of $1,310.00. Although the calculation of the redemption amount without taking into account the capped value would generate a result of $1,375.00 per security, your redemption amount would be limited to $1,310.00 per security, representing a 31.00% total return, because the payment on the securities at maturity may not exceed the capped value.

     In addition to limiting your return on the securities, the capped value limits the positive effect of the participation rate. If the ending level is greater than the starting level, you will participate in the performance of the Index at a rate of 125.00% up to a certain point. However, the security will not continue to appreciate for ending levels that are greater than 124.80% of the starting level (based on a capped value of 131.00% or $1,310.00 per $1,000.00 note).

Hypothetical Returns

     The following table illustrates, for the starting level and a range of hypothetical ending levels:

  the hypothetical redemption amount per security;

  the hypothetical percentage change from the starting level to the hypothetical ending level;

  the hypothetical total pre-tax rate of return to beneficial owners of the securities; and

  the hypothetical pre-tax annualized rate of return.

     The figures below are for purposes of illustration only. The actual redemption amount will depend on the actual ending level as determined by the calculation agent as described in this pricing supplement.

Hypothetical ending level		Hypothetical redemption amount payable at stated maturity per $1,000.00(1)	Hypothetical percentage change from the starting level to the hypothetical ending level	Hypothetical pre-tax total rate of return on the securities	Hypothetical pre-tax annualized rate of return(2)

0.00		$150.00	-100.00%	-85.00%	-47.40%
53.73		$200.00	-95.00%	-80.00%	-41.01%
107.46		$250.00	-90.00%	-75.00%	-35.87%
161.19		$300.00	-85.00%	-70.00%	-31.55%
214.91		$350.00	-80.00%	-65.00%	-27.80%
268.64		$400.00	-75.00%	-60.00%	-24.49%
322.37		$450.00	-70.00%	-55.00%	-21.52%
376.10		$500.00	-65.00%	-50.00%	-18.82%
429.83		$550.00	-60.00%	-45.00%	-16.34%
483.56		$600.00	-55.00%	-40.00%	-14.05%
537.29		$650.00	-50.00%	-35.00%	-11.91%
591.01		$700.00	-45.00%	-30.00%	-9.92%
644.74		$750.00	-40.00%	-25.00%	-8.04%
698.47		$800.00	-35.00%	-20.00%	-6.26%
752.20		$850.00	-30.00%	-15.00%	-4.58%
805.93		$900.00	-25.00%	-10.00%	-2.98%
859.66		$950.00	-20.00%	-5.00%	-1.46%
913.38	(3)	$1,000.00	-15.00%	0.00%	0.00%
967.11		$1,000.00	-10.00%	0.00%	0.00%
1,020.84		$1,000.00	-5.00%	0.00%	0.00%
1,074.57	(4)	$1,000.00	0.00%	0.00%	0.00%
1,128.30		$1,062.50	5.00%	6.25%	1.74%
1,182.03		$1,125.00	10.00%	12.50%	3.39%
1,235.76		$1,187.50	15.00%	18.75%	4.96%
1,289.48		$1,250.00	20.00%	25.00%	6.47%
1,343.21		$1,310.00	25.00%	31.00%	7.84%
1,396.94		$1,310.00	30.00%	31.00%	7.84%
1,450.67		$1,310.00	35.00%	31.00%	7.84%
1,504.40		$1,310.00	40.00%	31.00%	7.84%
1,558.13		$1,310.00	45.00%	31.00%	7.84%
1,611.86		$1,310.00	50.00%	31.00%	7.84%
1,665.58		$1,310.00	55.00%	31.00%	7.84%
1,719.31		$1,310.00	60.00%	31.00%	7.84%
1,773.04		$1,310.00	65.00%	31.00%	7.84%
1,826.77		$1,310.00	70.00%	31.00%	7.84%

(1)	Based on a capped value of $1,310.00.

(2)	The annualized rates of return are calculated on a semi-annual bond equivalent basis.

(3)	This is the threshold level.

(4)	This is the starting level.

Hypothetical Payout Profile

     The following profile is based on a capped value of 131.00% or $1,310.00 per $1,000.00 security, a participation rate of 125.00% and a threshold level equal to 85.00% of the starting level. This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual ending level and the term of your investment.

$1,000 Investment in the Securities at Maturity vs.
A $1,000 Initial Investment in the S&P 500 Index
125% of Index return,
to capped value
15% buffer
protection
Note Return at Maturity
60%
40%
20%
0%
-20%
-40%
-60%
-80%
-100%
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
Basket Return at Maturity
S&P 500 Index
Hypothetical Note Return

Who should or should not consider an investment in the securities?

     We have designed the securities for investors who:

  seek exposure to the upside performance of the Index and desire to enhance any increase in the Index, in each case subject to the capped value, and want to protect 15.00% of the original public offering price of the securities by:

    participating 125.00% in any increase in the ending level over the starting level, subject to the capped value; and

    protecting against any decline in the Index, as long as the ending level has not declined by more than 15.00% from the starting level;

  understand that if any decline in the ending level is more than 15.00% of the starting level, they will receive less, and possibly significantly less, than the original offering price of the securities;

  do not seek current income; and

  are willing to hold the securities until maturity.

     The securities are not designed for, and may not be a suitable investment for, investors who:

  seek a liquid investment or are unable or unwilling to hold the securities to maturity;

  expect the level of the Index to decrease more than 15.00% from its starting level;

  seek full exposure to the upside performance of the Index;

  seek full principal protection for their investment;

  seek exposure to the Index but are unwilling to accept the risk/return trade-offs inherent in the payment at stated maturity for the securities; or

  prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

What will I receive if I sell the securities prior to maturity?

     The value of the securities prior to stated maturity will be affected by supply and demand of the securities, the level of the Index at that time, interest rates at that time and a number of other factors, some of which are interrelated in complex ways. The effect of any one factor may be offset or magnified by the effect of another factor. A change in a specific factor could have the following impacts on the value of the securities, assuming all other conditions remain constant. When we refer to the “value” of your security, we mean the value that you could receive for your security if you are able to sell it in the open market before the stated maturity date.

  Index Performance. The value of the securities prior to maturity will depend substantially on the level of the Index. The price at which you will be able to sell the securities before stated maturity may be at a discount, which could be substantial, from their original offering price, if the level of the Index at such time is less than, equal to or not sufficiently above its starting level.

  Capped Value. The value of the securities prior to the stated maturity date will be affected by the capped value as we do not anticipate that the securities will trade in the secondary market above the capped value.

  Interest Rates. The value of the securities may be affected by changes in the interest rates in the U.S. markets.

  Volatility Of The Index. Volatility is the term used to describe the size and frequency of market fluctuations. The value of the securities may be affected if the volatility of the Index changes.

  Time Remaining To Maturity. The value of the securities may be affected by the time remaining to maturity. As a result of a “time premium,” the securities may have a value above that which would be expected based on the level of interest rates and the performance of the securities included in the Index and the level of the Index at such time the longer the time remaining to maturity. A “time premium” results from expectations concerning the level of the Index during the period prior to maturity of the securities. As the time remaining to the maturity of the securities decreases, this time premium will likely decrease and, depending on the level of the Index at such time relative to the starting level, may adversely affect the value of the securities.

  Dividend Yields On Securities Included In The Index. The value of the securities may be affected by the dividend yields on securities included in the Index. In general, higher dividend yields will reduce the time premium of the securities and, conversely, lower dividend yields will increase the time premium of the securities.

     You should understand that the impact of one of the factors specified above, such as a change in interest rates, may offset some or all of any change in the value of the securities attributable to another factor, such as a change in the level of the Index. In general, assuming all relevant factors are held constant, we expect that the effect on the value of the securities of a given change in most of the factors listed above will be less if it occurs later than if it occurs earlier in the term of the securities. One exception is that one or more significant decreases in the level of the Index, whenever those decreases occur, may significantly decrease the value of the securities.

Who publishes the Index and what does the Index measure?

     The S&P 500® Index (the Index) includes a representative sample of 500 leading companies in leading industries of the U.S. economy and it is published by Standard & Poor’s Financial Services LLC (Standard & Poor’s or S&P, or the Index Sponsor). The Index is intended to provide an indication of the pattern of common stock price movement. Standard & Poor’s has recently begun calculating the level of the Index using a full float-adjusted formula. By using the full float-adjusted formula, the Index reflects only those shares that are available to investors, not all of a company’s outstanding shares.

     The Index is determined, calculated and maintained by the Index Sponsor without regard to the securities.

     You should be aware that an investment in the securities does not entitle you to any ownership interest in the common stocks of the companies included in the Index. For a detailed discussion of the Index, see “S&P 500® Index” beginning on page P-23.

How has the Index performed historically?

     You can find a table with the high, low and closing levels of the Index during each calendar quarter from calendar year 2004 to the present in the section entitled “S&P 500® Index — Historical Closing Levels of the Index” in this pricing supplement. We obtained the historical information from Bloomberg Financial Markets without independent verification. You should not take the past performance of the Index as an indication of how the Index will perform in the future.

What about taxes?

     The treatment of the securities for United States Federal income tax purposes is uncertain. We and, by purchasing a security, you agree, in the absence of a change in law, an administrative determination or a judicial ruling to the contrary, to characterize the securities for all tax purposes as pre-paid derivative contracts linked to the value of the Index. Under this characterization of the securities, you generally should recognize capital gain or loss upon the sale or maturity of your securities in an amount equal to the difference between the amount you receive at such time and the amount you paid for the securities.

     For further discussion, see “Supplemental Tax Considerations” below and “Taxation in the United States” in the accompanying prospectus supplement and prospectus.

Will the securities be listed on a stock exchange?

     The securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a liquid trading market will develop for the securities. Accordingly, if you sell your securities prior to maturity, you may have to sell them at a substantial loss. You should review the section entitled “Risk Factors — There may not be an active trading market for the securities” in this pricing supplement.

Are there any risks associated with my investment?

     Yes, an investment in the securities is subject to significant risks, including the risk of loss of your principal. We urge you to read the detailed explanation of risks in “Risk Factors” beginning on page P-10.

RISK FACTORS

     An investment in the securities is subject to the risks described below, as well as the risks described under “Risk Factors — Risks related to index linked notes or notes linked to certain assets” in the accompanying prospectus supplement. Your securities are a riskier investment than ordinary debt securities. Also, your securities are not equivalent to investing directly in the component common stocks, i.e., the common stocks underlying the Index to which your securities are linked. You should carefully consider whether the securities are suited to your particular circumstances.

Your investment may result in a loss

     We will not repay you a fixed amount of principal on the securities on the stated maturity date. The redemption amount on the securities will depend on the direction of and percentage change in the level of the Index based on the ending level relative to the starting level as determined on the calculation day prior to the stated maturity date. Because the level of the Index is subject to market fluctuations, the redemption amount you receive may be more or less than the original offering price of the securities.

     If the ending level is less than the threshold level, the redemption amount will be reduced by an amount equal to the decline in the level of the Index in excess of the threshold level (expressed as a percentage of the starting level). As a result, you may receive less, and possibly significantly less, than the original offering price per security even if the level of the Index is greater than or equal to the threshold level at certain points during the term of the securities.

Your yield may be lower than the yield on a standard debt security of comparable maturity

     The yield that you will receive on your securities, which could be negative, may be less than the return you could earn on other investments. Even if the ending level is greater than the starting level, the amount you receive at stated maturity may only be slightly greater than the original offering price, and your yield may be less than the yield you would earn if you bought a traditional interest-bearing debt security of Eksportfinans or another issuer with a similar credit rating with the same stated maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money. Unlike traditional interest-bearing debt securities, the securities do not guarantee the return of all of the principal amount on the stated maturity date.

Your return is limited by a capped value and may not reflect the return of owning the common stocks underlying the Index

     Your return on the securities will be subject to the capped value of 131.00% of the original offering price of the securities. As a result, the opportunity to participate in the possible increases in the level of the Index through an investment in the securities will be limited because the redemption amount will not exceed the capped value, which will result in a maximum redemption amount per security of $1,310.00.

The securities are subject to the credit risk of Eksportfinans

     The securities are our obligations and are not, either directly or indirectly, an obligation of any third party, and any amounts payable under the securities are subject to our creditworthiness. As a result, our actual and perceived creditworthiness may affect the value of the securities and, in the event we were to default on our obligations, you may not receive any amounts owed to you under the terms of the securities.

No periodic interest will be paid on the securities

     No periodic payments of interest will be made on the securities. However, because it is possible that the securities may be classified as contingent payment debt instruments rather than a pre-paid derivative contract, you may be required to accrue interest income over the term of your securities.

The inclusion of the underwriting discount and commission and the structuring and development costs in the original offering price of the securities and certain hedging costs are likely to adversely affect the price at which you can sell your securities

     Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell the securities will likely be lower than the original offering price. The original offering price includes, and any secondary market price quoted to you is likely to exclude, the underwriting discount and commission paid in connection with the initial distribution and the structuring and development costs. In addition, any such price is also likely to reflect dealer discounts, mark-ups and other transaction costs, such as a discount to account for costs associated with establishing or unwinding any related hedge transaction. We expect such costs will include the projected profit that our hedge counterparty expects to realize in consideration for assuming the risks inherent in hedging our obligations under the securities. The price at which Wells Fargo Securities, LLC or any other potential buyer may be willing to buy your securities will also be affected by the capped value and by the market and other conditions discussed in the next risk factor.

The value of the securities prior to stated maturity will be affected by numerous factors, some of which are related in complex ways

     The value of the securities prior to stated maturity will be affected by supply and demand of the securities, the level of the Index at that time, interest rates at that time and a number of other factors, some of which are interrelated in complex ways. The effect of any one factor may be offset or magnified by the effect of another factor. A change in a specific factor could have the following impacts on the value of the securities, assuming all other conditions remain constant. When we refer to the “value” of your securities, we mean the value that you could receive for your securities if you are able to sell them in the open market before the stated maturity date.

  Index Performance. The value of the securities prior to maturity will depend substantially on the level of the Index. The price at which you will be able to sell the securities before stated maturity may be at a discount, which could be substantial, from their original offering price, if the level of the Index at such time is less than, equal to or not sufficiently above its starting level.

  Capped Value. The value of the securities prior to the stated maturity date will be affected by the capped value as we do not anticipate that the securities will trade in the secondary market above the capped value.

  Interest Rates. The value of the securities may be affected by changes in the interest rates in the U.S. markets.

  Volatility Of The Index. Volatility is the term used to describe the size and frequency of market fluctuations. The value of the securities may be affected if the volatility of the Index changes.

  Time Remaining To Maturity. The value of the securities may be affected by the time remaining to maturity. As a result of a “time premium,” the securities may have a value above that which would be expected based on the level of interest rates and the performance of the securities included in the Index and the level of the Index at such time the longer the time remaining to maturity. A “time premium” results from expectations concerning the level of the Index during the period prior to maturity of the securities. As the time remaining to the maturity of the securities decreases, this time premium will likely decrease and, depending on the level of the Index at such time relative to the starting level, may adversely affect the value of the securities.

  Dividend Yields On Securities Included In The Index. The value of the securities may be affected by the dividend yields on securities included in the Index. In general, higher dividend yields will reduce the time premium of the securities and, conversely, lower dividend yields will increase the time premium of the securities.

  Events Involving The Companies Included In The Index. General economic conditions and earnings results of the companies whose stocks are included in the Index and real or anticipated changes in those conditions or results may affect the value of the securities. Additionally, as a result of a merger or acquisition, one or more of the stocks in the Index may be replaced with a surviving or acquiring entity’s securities. The surviving or acquiring entity’s securities may not have the same characteristics as the stock originally included in the Index.

  Our Credit Ratings, Financial Condition And Results Of Operation. Actual or anticipated changes in our credit ratings, financial condition or results of operation may affect the value of the securities. However, because the return on the securities is dependent upon factors in addition to our ability to pay our obligations under the securities, such as the level of the Index, an improvement in our credit ratings, financial condition or results of operation will not reduce the other investment risks related to the securities.

     You should understand that the impact of one of the factors specified above, such as a change in interest rates, may offset some or all of any change in the value of the securities attributable to another factor, such as a change in the level of the Index. In general, assuming all relevant factors are held constant, we expect that the effect on the value of the securities of a given change in most of the factors listed above will be less if it occurs later than if it occurs earlier in the term of the securities. One exception is that one or more significant decreases in the level of the Index, whenever those decreases occur, may significantly decrease the value of the securities.

We do not expect a trading market for the securities to develop

     The securities will not be listed or displayed on any securities exchange or any automated quotation system. Although Wells Fargo Securities, LLC and its broker-dealer affiliates may purchase the securities from holders, they are not obligated to do so and are not required to and do not intend to make a market for the securities. There can be no assurance that a secondary market will develop for the securities. Because we do not expect that any market makers will participate in a secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which Wells Fargo Securities, LLC or its broker-dealer affiliates are willing to buy your securities.

     If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your securities prior to stated maturity. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the securities to stated maturity.

Your return on the securities could be less than if you owned securities included in the Index

     Your return on the securities will not reflect the return you would realize if you actually owned and held the securities included in the Index for a similar period and received the dividends and other payments paid on those securities. This is because the redemption amount payable at stated maturity will be determined by reference to the ending level of the Index, which will be calculated by reference to the prices of the securities in the Index without taking into consideration the value of dividends and other payments paid on those securities. In addition, the redemption amount will not be greater than the capped value.

Historical levels of the Index should not be taken as an indication of the future performance of the Index during the term of the securities

     The trading prices of the securities included in the Index will determine the redemption amount payable at maturity to you. As a result, it is impossible to predict whether the ending level of the Index will fall or rise compared to its starting level. Trading prices of the securities included in the Index will be influenced by complex and interrelated political, economic, financial and other factors that can affect the markets in which those securities are traded and the values of those securities themselves.

Changes that affect the Index may affect the value of the securities and the amount you will receive at stated maturity

     The policies of the Index Sponsor concerning the calculation of the Index and the addition, deletion or substitution of securities comprising the Index and the manner in which the Index Sponsor takes account of certain changes affecting such securities may affect the level of the Index and, therefore, may affect the value of the securities and the redemption amount payable at stated maturity. The Index Sponsor may discontinue or suspend calculation or dissemination of the Index or materially alter the methodology by which it calculates the Index. Any such actions could affect the value of the securities.

We cannot control the actions by any of the companies whose securities are included in the Index

     Actions by any company whose securities are included in the Index may have an adverse effect on the price of its security and thereby the ending level and the value of the securities. We are not affiliated with any of the companies whose securities are included in the Index. These companies are not involved in the offering of the securities and have no obligations with respect to the securities, including any obligation to take our or your interests into consideration for any reason. These companies will not receive any of the proceeds of the offering of the securities and are not responsible for, and have participated in, the determination of the timing of, prices for, or quantities of, the securities to be issued. These companies are not involved with the administration, marketing or trading of the securities and will have no obligations with respect to the redemption amount to be paid to you at stated maturity.

We have no affiliation with the Index Sponsor and are not responsible for its public disclosure of information

     We are not affiliated with the Index Sponsor in any way (except for licensing arrangements discussed below under the “S&P 500® Index”) and have no ability to control or predict its actions, including any errors in or discontinuation of disclosure regarding its methods or policies relating to the calculation of the Index. We have derived the information about the Index Sponsor and the Index contained in this pricing supplement from publicly available information, without independent verification. Neither we nor the agent or any of its affiliates assume any responsibility for the adequacy or accuracy of the information about the Index or the Index Sponsor contained in this pricing supplement. You, as an investor in the securities, should make your own investigation into the Index and the Index Sponsor. The Index Sponsor is not involved in the offering of the securities made hereby in any way and has no obligation to consider your interest as an owner of securities in taking any actions that might affect the value of the securities.

The calculation agent can postpone the stated maturity date if a market disruption event occurs

     The determination of the ending level may be postponed if the calculation agent determines that a market disruption event (as defined below) has occurred or is continuing on the calculation day. If such a postponement occurs, the stated maturity date will be postponed until the later of (i) three business days after the postponed calculation day and (ii) the initial stated maturity date.

Research reports and other transactions may create conflicts of interest between Wells Fargo Securities, LLC and you

     Wells Fargo Securities, LLC or one or more of its affiliates may, at present or in the future, publish research reports on the Index or the companies whose securities are included in the Index. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any of these activities may affect the market price of securities included in the Index and, therefore, the value of your securities.

     In addition, Wells Fargo Securities, LLC or one or more of its affiliates may, at present or in the future, engage in business with the companies whose securities are included in the Index, including making loans to those companies (including exercising creditors’ remedies with respect to such loans), making equity investments in those companies or providing investment banking, asset management or other advisory services to those companies. These activities may present a conflict between Wells Fargo Securities, LLC and its affiliates and you. In the course of that business, Wells Fargo Securities, LLC or any of its affiliates may acquire non-public information about one or more of the companies whose securities are included in the Index. If Wells Fargo Securities, LLC or any of its affiliates acquire such non-public information, they are not obligated to disclose such non-public information to you.

     For the foregoing reasons, you are encouraged to derive information concerning the Index from multiple sources and should not rely on the views expressed by us, Wells Fargo Securities, LLC or its affiliates.

Potential conflicts of interest could arise

     Wells Fargo Securities, LLC will be the calculation agent for purposes of determining, among other things, the starting level and the ending level, calculating the redemption amount, determining whether adjustments should be made to the ending level and determining whether a market disruption event has occurred. The calculation agent will exercise its judgment in good faith when performing its functions. As a result, potential conflicts of interest may exist between the calculation agent and you. In addition, some of our activities in connection with hedging our obligations under the securities and other business activities may create conflicts of interest as discussed in the next risk factor.

Trading and other transactions by us, Wells Fargo Securities, LLC or its affiliates could affect the level of the Index, prices of securities included in the Index or the value of the securities

     From time to time, as part of our general financial risk management, we, Wells Fargo Securities, LLC or one or more of its affiliates may fully or partially hedge our or their obligations under the securities. Pursuant to such hedging activities, we, Wells Fargo Securities, LLC or one or more of its affiliates may acquire securities included in the Index or listed or over-the-counter derivative or synthetic instruments related to such securities. Depending on, among other things, future market conditions, the aggregate amount and the composition of our or their positions are likely to vary over time.

     To the extent that we, Wells Fargo Securities, LLC or one or more of its affiliates have a long hedge position in any of the securities included in the Index, or derivative or synthetic instruments related to those securities, we, Wells Fargo Securities, LLC or one or more of its affiliates may liquidate a portion of such holdings at or about the time of the stated maturity of your securities or at or about the time of a change in the securities included in the Index. Certain activity by us, Wells Fargo Securities, LLC or one or more of its affiliates described above can potentially increase or decrease the prices of the securities included in the Index and, accordingly, increase or decrease the level of the Index. Although we have no reason to believe that any of those activities will have a material impact on the level of the Index, these activities could have such an effect. Profits or losses from any of our or their positions discussed above cannot be ascertained until the position is closed out and any offsetting position or positions are taken into account.

     Wells Fargo Securities, LLC or one or more of its affiliates may also engage in trading in the securities included in the Index and other investments relating to such securities on a regular basis as part of its or their general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could adversely affect the market prices of such securities and, therefore, the value of the securities.

     In addition, we, Wells Fargo Securities, LLC or one or more of its affiliates may purchase or otherwise acquire a long or short position in the securities offered hereby from time to time and may, in our or their sole discretion, hold or resell those securities. We, Wells Fargo Securities, LLC or one or more of its affiliates may also take positions in other types of appropriate financial instruments that may become available in the future. You should note that if we or they take any such position at any time, it is possible that we or they could receive substantial returns with respect to those positions while the value of your securities may decline.

     We may also issue and Wells Fargo Securities, LLC or one or more of its affiliates may also issue, underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments with returns linked to the Index. By introducing competing products into the marketplace in this manner, we or they could adversely affect the value of the securities.

Tax consequences are uncertain

     The federal income tax treatment of the securities is uncertain and the Internal Revenue Service (the IRS) could assert that the securities should be taxed in a manner that is different than described in this pricing supplement. From time to time, there may be legislative proposals or interpretive guidance addressing the tax treatment of financial instruments such as the securities. We cannot predict the likelihood of any such legislation or guidance being adopted, or the ultimate impact on the securities. For example, as discussed further below, on December 7, 2007, the IRS issued a notice indicating that it and the Treasury Department (the Treasury) are actively considering whether, among other issues, you should be required to accrue ordinary income over the term of an instrument such as the securities even though you will not receive any payments with respect to the security until maturity and whether all or part of the gain you may recognize upon sale or maturity of an instrument such as the securities could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis.

     In addition, one member of the House of Representatives introduced a bill on December 19, 2007 that, if enacted, would have required holders of instruments such as the securities purchased after the bill is enacted to accrue interest income over the term of the securities despite the fact that there will be no interest payments over the term of the securities. It is not possible to predict whether a similar bill will be re-introduced or enacted in the future and whether any such bill would affect the tax treatment of your securities.

     You should consult your tax advisor as to the tax consequences of investing in the securities, significant aspects of which are uncertain. See “Supplemental Tax Considerations” on page P-29.

SPECIFIC TERMS OF THE SECURITIES

Issuer:	Eksportfinans ASA

Specified Currency:	U.S. dollars

Principal Amount:	$1,000.00

Aggregate Principal Amount:	$638,000.00

Agent:	Wells Fargo Securities, LLC The agent may make sales through its affiliates or selling agents.

Agent acting in the capacity as:	Principal

Pricing Date:	June 28, 2010

Issue Date:	July 1, 2010

Stated Maturity Date:	January 3, 2014. If the calculation day is postponed, then the stated maturity date of the securities will be postponed by an equal number of business days.

Calculation Day:

December 26, 2013. However, if that day occurs on a day that is not a trading day or on which the calculation agent has determined that a market disruption event has occurred or is continuing, then the calculation day will be postponed until the next succeeding trading day on which the calculation agent determines that a market disruption event does not occur or is not continuing; provided that in no event will the calculation day be postponed by more than five business days. If the calculation day is postponed, then the stated maturity date of the securities will be postponed by an equal number of business days.

Index:	The return on the securities is linked to the performance of the S&P 500® Index (the Index).

Redemption Amount:

At maturity, for each security you own, you will receive a cash payment equal to the redemption amount. The redemption amount to which you will be entitled depends on the change in the level of the Index based on the ending level relative to the starting level.

The redemption amount for each security will be determined by the calculation agent as described below:

  If the ending level is greater than the starting level, the redemption amount per security will equal the lesser of (i) the original offering price plus an amount equal to the product of (A) the original offering price per security, (B) the percentage increase in the level of the Index and (C) the participation rate and (ii) the capped value of 131.00% per security, which will result in a maximum redemption amount per security of $1,310.00.

  If the ending level is less than or equal to the starting level but greater than or equal to the threshold level, the redemption amount per security will equal the original offering price of $1,000.00 per security.

  If the ending level is less than the threshold level, the redemption amount per security will equal an amount equal to the original offering price of $1,000.00 per security minus an amount equal to the product of (i) the original offering price of $1,000.00 per security and (ii) the decline of the Index in excess of the threshold level, calculated based on the quotient of (a) the result of the threshold level minus the ending level and (b) the starting level.

If the ending level is less than the threshold level, you will lose up to 85.00% of your principal. If the ending level is zero, the redemption amount will be 15.00% of your principal amount.

You should understand that the opportunity to benefit from the possible increase in the level of the Index through an investment in the securities is limited because the amount that you receive at the stated maturity will never exceed the capped value of 131.00% of the principal amount of the securities. However, if the ending level is less than the threshold level, the amount you will receive at the stated maturity will be less than the principal amount of the securities. Accordingly, if the level of the Index decreases in this manner, you will lose up to 85.00% of your principal.

If any payment is due on the securities on a day which is not a day on which commercial banks settle payments in the City of New York, then such payment may be made on the next day that is a day on which commercial banks settle payments in the City of New York, in the same amount and with the same effect as if paid on the original due date.

Closing Level:

The official closing level of the Index or any successor index (as defined under “Specific Terms of the Securities — Discontinuation of/Adjustments to the Index” below) published by the Index Sponsor at the regular weekday close of trading on that trading day. In certain circumstances, the closing level will be based on the alternate calculation of the Index described under “Specific Terms of the Securities — Discontinuation of/Adjustments to the Index” below.

Starting Level:	1,074.57, the closing level of the Index on the pricing date.

Ending Level:	The closing level of the Index on the calculation day, as determined by the calculation agent.

Participation Rate:	125.00%

Index Performance:	The percentage increase in the value of the Index from the starting level to the ending level, and can be expressed by the following formula: ending level – starting level starting level

Threshold Level:	913.38, which is 85.00% of the starting level.

Capped Value:	131.00% of the original offering price of $1,000.00 per security, which will result in a maximum redemption amount per security of $1,310.00.

Market Disruption Event:

A market disruption event, as determined by the calculation agent in its sole discretion, means an exchange or any related exchange fails to open for trading during its regular trading session or the occurrence or existence of any of the following events:

  a trading disruption, if the calculation agent determines it is material, at any time during the one hour period that ends at the close of trading for an exchange or related exchange; or

  an exchange disruption, if the calculation agent determines it is material, at any time during the one hour period that ends at the close of trading for an exchange or related exchange; or

  an early closure.

For the purposes of determining whether a market disruption event exists at any time, if a market disruption event occurs in respect of a security included in the Index at any time, then the relevant percentage contribution of that security to the level of the Index will be based on a comparison of (i) the portion of the level of the Index attributable to that security and (ii) the overall level of the Index, in each case immediately before the occurrence of such market disruption event.

A trading disruption means any suspension of or limitation imposed on trading by the exchange or related exchange or otherwise, whether by reason of movements in price exceeding limits permitted by the exchange or related exchange or otherwise, (i) relating to securities that compose 20 percent or more of the level of the Index or (ii) in options contracts or futures contracts relating to the Index on any related exchange.

An exchange disruption means any event (other than a scheduled early closure) that disrupts or impairs (as determined by the calculation agent in its sole discretion) the ability of market participants in general to (i) effect transactions in or obtain market values on any exchange or related exchange in securities that compose 20 percent or more of the level of the Index or (ii) effect transactions in options contracts or futures contracts relating to the Index on any relevant related exchange.

An early closure means the closure on any exchange business day of any exchange relating to securities that compose 20 percent or more of the level of the Index or any related exchange prior to its normally scheduled closing time unless such earlier closing time is announced by such exchange or related exchange at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such exchange or related exchange on such exchange business day and (ii) the submission deadline for orders to be entered into the relevant exchange system for execution at the close of trading on such exchange business day.

An exchange means the primary organized exchange or quotation system for trading any securities included in the Index and any successor to any such exchange or quotation system or any substitute exchange or quotation system to which trading in any securities underlying the Index has temporarily relocated (provided that the calculation agent has determined that there is comparable liquidity relative to the securities underlying the Index on such substitute exchange or quotation system as on the original exchange).

An exchange business day means any trading day on which each exchange and related exchange is open for business during its regular trading session, notwithstanding any such exchange or related exchange closing prior to its scheduled weekday closing time, without regard to after hours or other trading outside its regular trading session hours.

A related exchange means each exchange or quotation system on which futures or options contracts relating to the Index are traded, any successor to such exchange or quotation system or any substitute exchange or quotation system to which trading in the futures or options contracts relating to such Index has temporarily relocated (provided that the calculation agent has determined that there is comparable liquidity relative to the futures or options contracts relating to such Index on such temporary substitute exchange or quotation system as on the original related exchange).

Discontinuation of/Adjustments to the Index:

If the Index Sponsor discontinues publication of the Index and the Index Sponsor or another entity publishes a successor or substitute Index that the calculation agent determines, in its sole discretion, to be comparable to the Index (a successor index), then, the calculation agent will substitute the successor index as calculated by the Index Sponsor or any other entity for the Index and calculate the ending level as described above under “— Payment at Maturity”.

If the Index Sponsor discontinues publication of the Index and:

  the calculation agent does not select a successor index, or the successor index is no longer published on any of the relevant trading days,

the calculation agent will compute a substitute level for the Index in accordance with the procedures last used to calculate the level of the Index before any discontinuation but using only those securities that composed the Index prior to such discontinuation. If a successor index is selected or the calculation agent calculates a level as a substitute for the Index as described below, the successor index or level will be used as a substitute for the Index for all purposes going forward, including for purposes of determining whether a market disruption event exists, even if the Index Sponsor elects to begin republishing the Index, unless the calculation agent in its sole discretion decides to use the republished Index.

If the Index Sponsor discontinues publication of the Index before the calculation day and the calculation agent determines that no successor index is available at that time, then on each trading day until the earlier to occur of:

  the determination of the ending level, or

  a determination by the calculation agent that a successor index is available,

the calculation agent will determine the level that would be used in computing the maturity payment amount as described in the preceding paragraph as if that day were a trading day. The calculation agent will cause notice of each level to be published not less often than once each month in The Wall Street Journal or another newspaper of general circulation, and arrange for information with respect to these levels to be made available by telephone.

Notwithstanding these alternative arrangements, discontinuation of the publication of the Index would be expected to adversely affect the value of, liquidity of and trading in the securities.

If at any time the method of calculating the level of the Index or the level of the successor index, changes in any material respect, or if the Index or successor index is in any other way modified so that the Index or successor index does not, in the opinion of the calculation agent, fairly represent the level of the Index had those changes or modifications not been made, then, from and after that time, the calculation agent will, at the close of business in City of New York, on each date that the closing level of the Index is to be calculated, make any adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a calculation of a level of a stock index comparable to the Index or such successor index, as the case may be, as if those changes or modifications had not been made, and calculate the closing level with reference to the Index or such successor index, as so adjusted. Accordingly, if the method of calculating the Index or a successor index is modified and has a dilutive or concentrative effect on the level of such index e.g., due to a split, then the calculation agent will adjust such index in order to arrive at a level of such index as if it had not been modified, e.g., as if a split had not occurred.

Neither the calculation agent nor Eksportfinans will have any responsibility for good faith errors or omissions in calculating or disseminating information regarding the Index or any successor index or as to modifications, adjustments or calculations by the Index Sponsor or any successor index sponsor in order to arrive at the level of the Index or any successor index.

Calculation Agent:

Wells Fargo Securities, LLC will serve as the calculation agent. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and, absent a determination of a manifest error, will be conclusive for all purposes and binding on the holders and beneficial owners of the securities.

Business Day:

For purposes of this issuance, a business day means a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in The City of New York generally are authorized or obligated by law, regulation or executive order to close.

Trading Day:	Any day on which each exchange and related exchange is scheduled to be open for its respective regular trading sessions.

Tax Redemption:	No

Additional Amounts Payable:	No

Authorized Denominations:	$1,000.00 and integral multiples of $1,000.00 in excess thereof

Form of Securities:	Book-entry

Listing:	The securities will not be listed or displayed on any securities exchange or any electronic communications network.

Events of Default and Acceleration:

If the maturity of the securities is accelerated upon an event of default under the indenture referenced in the accompanying prospectus, the amount payable upon acceleration will be determined by the calculation agent. Such amount will be the redemption amount calculated as if the date of declaration of acceleration were the calculation day.

     The securities are not renewable notes, amortizing notes or zero coupon notes, each as described in the prospectus supplement. In addition, there is no optional redemption or extension of maturity in connection with the securities.

     Capitalized terms used in this pricing supplement without definition have the meanings given to them in the accompanying prospectus supplement and prospectus.

     You should read this pricing supplement together with the prospectus dated February 4, 2010, as supplemented by the prospectus supplement dated February 4, 2010 relating to our medium-term notes of which these securities are a part. This pricing supplement, together with these documents, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk factors” in the accompanying prospectus supplement dated February 4, 2010, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities.

     You may access the prospectus dated February 4, 2010, as supplemented by the prospectus supplement dated February 4, 2010, on the SEC Web site at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Web site):

     http://www.sec.gov/Archives/edgar/data/700978/000095012310008669/u08181fv3asr.htm

     Our Central Index Key, or CIK, on the SEC Web site is 700978. As used in this pricing supplement, “we,” “us,” or “our” refers to Eksportfinans ASA.

S&P 500® INDEX

     We have obtained all information regarding the Index contained in this pricing supplement, including its make-up, method of calculation and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by, Standard & Poor’s. Standard & Poor’s has no obligation to continue to publish, and may discontinue publication of, the Index. We do not assume any responsibility for the accuracy or completeness of such information.

     The Index is determined, comprised and calculated by Standard & Poor’s without regard to the securities. The Index is intended to provide an indication of the pattern of common stock price movement. Beginning on March 18, 2005, Standard & Poor’s shifted from a market capitalization-weighted formula to a half float-adjusted formula, and as of September 16, 2005, Standard & Poor’s shifted to a full float-adjusted formula, as described in further detail below. With a float-adjusted index, the share counts used in calculating the Index reflect only those shares of a company that are available to investors, not all of a company’s outstanding shares. Float adjustment excludes shares that are closely held by other publicly traded companies, control groups or government agencies. Moreover, treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float.

     As of June 28, 2010, the aggregate market value of the 500 companies included in the Index represented approximately 75% of the aggregate market value of more than 6,223 equities included in the Standard & Poor’s Stock Guide Database of domestic common stocks traded in the United States. Standard & Poor’s chooses companies for inclusion in the Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the New York Stock Exchange, which Standard & Poor’s uses as an assumed model for the composition of the total market. Relevant criteria employed by Standard & Poor’s include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company. Ten main groups of companies comprise the Index with the percentage corresponding to the number of companies as of June 28, 2010 included in each group indicated in parentheses: consumer discretionary (10.19%), consumer staples (11.31%), energy (10.64%), financials (16.46%), health care (11.91%), industrials (10.42%), information technology (18.94%), materials (3.46%), telecommunication services (2.97%) and utilities (3.70%). Standard & Poor’s may from time to time, in its sole discretion, add companies to, or delete companies from, the Index to achieve the objectives stated above.

     The level of the Index at any time does not reflect the payment of dividends on the component stocks included in the Index. Because of this factor, the return on the securities will not be the same as the return you would receive if you were to purchase these component stocks and hold them for a period equal to the term of the offered securities.

Selection of component stocks included in the Index

     The Index is maintained by the S&P Index Committee, whose members include Standard and Poor’s economists and index analysts. The S&P Index Committee establishes Index Committee Policy used to maintain the indices in an independent and objective manner.

     The S&P Index Committee follows a set of published guidelines for maintaining the index:

     (i) Criteria for inclusion

  U.S. Companies. To determine what is a “U.S. Company”, the S&P Index Committee looks at a number of factors, including location of the company’s operations, its corporate structure, accounting standards and exchange listings.

  Adequate liquidity and reasonable per-share price. The ratio of annual dollar value traded to the market capitalization should be 0.3 or greater. Very low stock prices can affect a stock’s liquidity.

  Market capitalization of $4 billion or more which amount is reviewed from time to time to assure consistency with market conditions.

  Financial viability, usually measured as four consecutive quarters of positive as-reported earnings. As reported earnings are GAAP Net Income excluding discontinued operations and extraordinary items.

  Public float of at least 50% of the stock.

  Maintaining sector representation. The S&P Index Committee strives to maintain a balance for the Index in line with the sector balance of the universe of eligible companies between the market cap range.

  Initial Public Offerings (IPO’s) should be “seasoned” for 6 to 12 months before being considered for addition to indices.

  Operating Company and not a closed-end fund, holding company, partnership, investment vehicle or royalty trust. Real Investment Trusts are eligible for inclusion.

     (ii) Criteria for exclusion

  Companies involved in mergers, being acquired or significantly restructured such that they no longer meet the inclusion criteria.

  Companies which substantially violate one or more of the addition criteria. Standard & Poor’s believes turnover in index membership should be avoided when possible. The addition criteria are for addition to an index, not for continued membership. As a result, a company in an index that appears to violate the criteria for addition to that index will not be deleted unless ongoing conditions warrant an index change. When a company is removed from an index, Standard & Poor’s will explain the basis for the removal.

Computation of the Index

     Standard & Poor’s currently uses a full float-adjusted formula to compute the Index as of a particular time. Specifically, the float-adjusted Index is equal to the quotient of (i) the sum of the products of (x) the price of each component stock, (y) the total shares outstanding of each component stock and (z) the investable weight factor and (ii) the index divisor. The investable weight factor equals the quotient of the available float shares of a component stock and the total shares outstanding of that component stock. In turn, the available float shares equals the total shares outstanding less shares that are closely held by other publicly traded companies, control groups or government agencies, where the shares held by the individuals in those aforementioned groups exceeds 10% of the outstanding shares. No assurance can be given that Standard & Poor’s will not modify or change this methodology in a manner that may affect the payment amount for the securities upon maturity or otherwise.

     To prevent the level of the Index from changing due to corporate actions, all corporate actions which affect the total market value of the Index, which is defined as the sum of the products of the market price for each component stock and the number of outstanding shares of that component stock, require an adjustment to the index divisor. All index divisor adjustments are made after the closing of trading and after the calculation of the closing level of Index. Some corporate actions, like stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the Index and do not require adjustments to the index divisor.

     The table below summarizes the types of corporate actions that require maintenance adjustments and indicates whether an adjustment to the index divisor is necessary.

Type of Corporate Action	Adjustment Factor		Divisor Adjustment Required

Stock Split (e.g., 2-for-1)	shares outstanding multiplied by 2; stock price divided by 2		No

Share Issuance (i.e., change = 5%)	shares outstanding plus newly issued shares		Yes

Share Repurchase (i.e., change = 5%)	shares outstanding minus repurchased shares		Yes

Special Cash Dividends	Share price minus special dividend		Yes

Company Change	add new company market value minus old company market value		Yes

Rights Offering	price of parent company minus		Yes

	( price of rights	)

right ratio

Spinoffs	price of parent company minus		Yes

	( price of spinoff Co.	)

share exchange ratio

Historical Closing Levels of the Index

     Since its inception, the Index has experienced significant fluctuations. Any historical upward or downward trend in the closing level of the Index during any period shown below is not an indication that the closing level of the Index is more or less likely to increase or decrease at any time during the term of the securities. The historical levels of the Index do not give an indication of future performance of the Index. We cannot make any assurance that the future performance of the Index or the trading prices of the underlying common stocks will result in holders of the securities receiving a positive total return on their investment.

     We obtained the closing levels of the Index listed below from Bloomberg Financial Markets without independent verification. The actual level of the Index at or near maturity of the securities may bear little relation to the historical levels shown below.

     The following table sets forth the published high and low closing levels of the Index and the level of the Index at the end of each quarter from January 1, 2004 through March 31, 2010 and the period from April 1, 2010 to June 28, 2010. On June 28, 2010, the closing level of the Index was 1,074.57. This historical data on the Index is not indicative of the future levels of the Index or what the market value of the securities may be. Any historical upward or downward trend in the level of the Index during any period set forth below is not any indication that the level of the Index is more or less likely to increase or decrease at any time during the term of the securities.

High, Low and Closing Levels of the Index

	High	Low	Period End

2004:
First Quarter	1,157.76	1,091.33	1,126.21
Second Quarter	1,150.57	1,084.10	1,140.84
Third Quarter	1,129.30	1,063.23	1,114.58
Fourth Quarter	1,213.55	1,094.81	1,211.92
2005:
First Quarter	1,225.31	1,163.75	1,180.59
Second Quarter	1,216.96	1,137.50	1,191.33
Third Quarter	1,245.04	1,194.44	1,228.81
Fourth Quarter	1,272.74	1,176.84	1,248.29
2006:
First Quarter	1,307.25	1,254.78	1,294.83
Second Quarter	1,325.76	1,223.69	1,270.20
Third Quarter	1,339.15	1,234.49	1,335.85
Fourth Quarter	1,427.09	1,331.32	1,418.30
2007:
First Quarter	1,459.68	1,374.12	1,420.86
Second Quarter	1,539.18	1,424.55	1,503.35
Third Quarter	1,553.08	1,406.70	1,526.75
Fourth Quarter	1,565.15	1,407.22	1,468.36
2008:
First Quarter	1,447.16	1,273.37	1,322.70
Second Quarter	1,426.63	1,278.38	1,280.00
Third Quarter	1,305.32	1,106.39	1,166.36
Fourth Quarter	1,161.06	752.44	903.25
2009:
First Quarter	934.70	676.53	797.87
Second Quarter	946.21	811.08	919.32
Third Quarter	1,071.66	879.13	1,057.08
Fourth Quarter	1,127.78	1,025.21	1,115.10
2010:
First Quarter	1,174.17	1,056.74	1,169.43
Second Quarter (through June 28, 2010)	1,217.28	1,050.47	1,074.57

     The following graph sets forth end-of-period closing levels of the Index for each month in the period from January 1999 through June 2010.

License Agreement

     Wells Fargo & Company, an affiliate of the agent, has entered into a non-exclusive license agreement that allows, in exchange for a fee, use of the Index in connection with the issuance of certain securities, including the securities. We are a sublicensee under this agreement. The agent, its affiliate and Eksportfinans are not affiliated with Standard & Poors (S&P); S&P’s only relationship to the agent, its affiliate and Eksportfinans is the licensing of the use of the Index and trademarks relating to the Index.

     S&P is under no obligation to continue the calculation and dissemination of the Index. The securities are not sponsored, endorsed, sold or promoted by S&P. No inference should be drawn from the information contained in this pricing supplement that S&P makes any representation or warranty, implied or express, to the agent, its affiliate or Eksportfinans, any holder of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities in particular or the ability of the Index to track general stock market performance.

     S&P determines, composes and calculates the Index without regard to the securities. S&P has no obligation to take into account your interest, or that of anyone else having an interest, in the securities in determining, composing or calculating the Index. S&P is not responsible for, and has not participated in the determination of, the terms, prices or amount of the securities and will not be responsible for, or participate in, any determination or calculation regarding the principal amount of the securities payable at maturity. S&P has no obligation or liability in connection with the administration, marketing or trading of the securities.

     S&P disclaims all responsibility for any errors or omissions in the calculation and dissemination of the Index or the manner in which the Index is applied in determining the starting level or the ending level or any amount payable upon maturity of the securities.

     THE INDEX IS SPONSORED BY, AND IS A SERVICE MARK OF, S&P. THE INDEX IS BEING USED WITH THE PERMISSION OF S&P.

     S&P IN NO WAY SPONSORS, ENDORSES OR IS OTHERWISE INVOLVED IN THE TRANSACTIONS SPECIFIED AND DESCRIBED IN THIS DOCUMENT (THE “TRANSACTION”) AND S&P DISCLAIMS ANY LIABILITY TO ANY PARTY FOR ANY INACCURACY IN THE DATA ON WHICH THE INDEX IS BASED, FOR ANY MISTAKES, ERRORS, OR OMISSIONS IN THE CALCULATION AND/OR DISSEMINATION OF THE INDEX, OR FOR THE MANNER IN WHICH IT IS APPLIED IN CONNECTION WITH THE TRANSACTION.

SUPPLEMENTAL TAX CONSIDERATIONS

     The following is a general description of certain United States Federal income tax considerations relating to the securities. The following does not purport to be a complete analysis of all tax considerations relating to the securities. Prospective purchasers of the securities should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the United States of acquiring, holding and disposing of the securities and receiving payments under the securities. This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date. This summary does not address all aspects of United States Federal income taxation of the securities that may be relevant to you in light of your particular circumstances, nor does it address all of your tax consequences if you are a holder of securities who is subject to special treatment under the United States Federal income tax laws.

     The following discussion supplements and should be read together with the discussion in the prospectus supplement and the prospectus under “Taxation in the United States” and is subject to the limitations and exceptions set forth therein. Unless otherwise noted, this discussion is only applicable to you if you are a U.S. holder (as defined in the accompanying prospectus). The following discussion represents the opinion of Allen & Overy LLP and does not address all U.S. Federal income tax matters that may be relevant to a particular prospective holder. Prospective holders should consult their own tax advisors as to the consequences of acquiring, holding and disposing of securities under the tax laws of the country of which they are resident for tax purposes as well of under the laws of any state, local or foreign jurisdiction.

     The characterization of the securities for U.S. Federal income tax purposes is not certain. As a result, some aspects of the U.S. Federal income tax consequences of an investment in the securities are not certain. No ruling is being requested from the IRS with respect to the securities and, accordingly, no assurance can be given that the IRS will agree with, and a court will ultimately uphold, the conclusions expressed herein. Although no definitive authority directly addresses the characterization of the securities or instruments similar to the securities for U.S. Federal income tax purposes, we intend to treat the securities as pre-paid cash-settled derivative contracts linked to the level of the Index and, unless otherwise indicated, the discussion below assumes this to be the case. We and, by purchasing a security, you agree, in the absence of a change in law, an administrative determination or a judicial ruling to the contrary, to characterize the securities for all tax purposes as pre-paid derivative contracts linked to the value of the Index. However, it is possible that the IRS could seek to characterize the securities in a manner that results in tax consequences (including the timing, amount and character of income) different from those described below. Prospective holders should consult their own tax advisors as to the proper characterizations and treatment of the securities for U.S. Federal income tax purposes.

     For U.S. Federal income tax purposes, you generally should recognize capital gain or loss upon the sale or maturity of your securities (which will be long-term capital gain or loss if you hold your securities for more than one year) in an amount equal to the difference between the amount you receive at such time and your tax basis in the securities. In general, your tax basis in your securities will be equal to the price you paid for them. The deductibility of capital losses is subject to limitations.

     Alternative Treatments. In light of the uncertainty as to the United States Federal income tax treatment, it would be a reasonable interpretation of the current law for the securities to be treated as a single debt instrument subject to the special tax rules governing contingent payment debt instruments.

     If the securities are so treated, you would be required to accrue interest income over the term of your securities based upon the yield at which we would issue a noncontingent fixed-rate debt instrument with other terms and conditions similar to your securities (the comparable yield). You would recognize gain or loss upon the sale or maturity of your securities in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your securities. In general, your adjusted basis in your securities would be equal to the amount you paid for your securities, increased by the amount of interest you previously accrued with respect to your securities. Any gain you recognize upon the sale or maturity of your securities would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years with respect to your securities, and thereafter would be capital loss.

     If the securities are treated as a contingent payment debt instrument and you purchase your securities in the secondary market at a price that is at a discount from, or in excess of, the adjusted issue price of the securities, such excess or discount would not be subject to the generally applicable market discount or amortizable bond premium rules described in the accompanying prospectus but rather would be subject to special rules set forth in treasury regulations governing contingent payment debt instruments. Accordingly, if you purchase your securities in the secondary market, you should consult your tax advisor as to the possible application of such rules to you.

     Because of the absence of authority regarding the appropriate tax characterization of your securities, it is possible that the IRS could seek to characterize your securities in a manner that results in tax consequences to you that are different from those described above. You should consult your tax advisor as to the tax consequences of any possible alternative characterizations of your securities for U.S. Federal income tax purposes.

     Recently Enacted Legislation. Under recently enacted legislation, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 in taxable years beginning after March 18, 2010 will generally be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. U.S. holders that are individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the securities.

     In addition, for taxable years beginning after December 31, 2012, a U.S. holder that is an individual, estate or trust will generally be subject to a 3.8% tax on the lesser of (1) the U.S. holder’s net investment income for the relevant taxable year and (2) the excess of the U.S. holder’s modified gross income for the taxable year over a certain threshold. U.S. holders that are individuals, estates or trusts are urged to consult their tax advisors regarding the applicability of this tax to their investment in the securities.

     Possible New Administrative Guidance and/or Legislation. From time to time, there may be legislative proposals or interpretive guidance addressing the tax treatment of financial instruments such as the securities. We cannot predict the likelihood of any such legislation or guidance being adopted, or the ultimate impact on the securities. For example, on December 7, 2007, the IRS released a notice stating that it and the Treasury are actively considering the proper federal income tax treatment of an instrument such as the securities, including whether the holders should be required to accrue ordinary income on a current basis and whether gain or loss should be ordinary or capital, and they are seeking comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and Treasury are also considering other relevant issues, including whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise provided by law, we intend to treat the securities for U.S. federal income tax purposes in accordance with the treatment set forth in this section unless and until such time as the IRS and the Treasury issue guidance providing that some other treatment is more appropriate.

     In addition, one member of the House of Representatives introduced a bill on December 19, 2007 that, if enacted, would have required holders of instruments such as the securities purchased after the bill is enacted to accrue interest income over the term of the securities despite the fact that there will be no interest payments over the term of the securities. It is not possible to predict whether a similar bill will be re-introduced or enacted in the future and whether any such bill would affect the tax treatment of your securities.

     Prospective purchasers of the securities should review the “Taxation in the United States” section in the prospectus supplement and the prospectus for a further discussion of the U.S. Federal income tax considerations and consult their tax advisors as to the consequences of acquiring, holding and disposing of the securities under the tax laws of the country of which they are resident for tax purposes as well as under the laws of any state, local or foreign jurisdiction.

USE OF PROCEEDS AND HEDGING

     The net proceeds from the sale of the securities will be used as described under “Use of Proceeds” in the accompanying prospectus supplement and prospectus and to hedge market risks of Eksportfinans associated with its obligation to pay the redemption amount at the maturity of the securities. The initial public offering price of the securities includes the underwriting discount and commission and the structuring and development costs indicated on the cover page of this pricing supplement and the estimated cost of hedging our obligations under the securities.

     We have hedged our obligations under the securities through an affiliate of the agent. Our cost of hedging will include the projected profit that such counterparty expects to realize in consideration for assuming the risks inherent in hedging our obligations under the securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our counterparty’s control, such hedging may result in a profit that is more or less than expected, or could result in a loss.

     We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No holder of the securities will have any rights or interest in our hedging activity or any positions we or any unaffiliated counterparty may take in connection with our hedging activity.

     The hedging activity discussed above and the underwriting discount and commission and structuring and development costs may adversely affect the market value of the securities from time to time and the redemption amount you will receive on the securities at maturity. See “Risk Factors — Hedging transactions may affect the return on the securities”, “Risk Factors — The inclusion of the underwriting discount and commission and the structuring and development costs in the initial public offering price of the securities and certain hedging costs are likely to adversely affect the price at which you can sell your securities” and “Risk Factors — Potential conflicts of interest could arise” for a discussion of these adverse effects.

SUPPLEMENTAL PLAN OF DISTRIBUTION

     The securities are being purchased by Wells Fargo Securities, LLC (the agent) as principal, pursuant to a terms agreement dated as of June 28, 2010 between the agent and us. The agent has agreed to pay our out-of-pocket expenses of the issue of the securities.

     From time to time, the agent and its affiliates have engaged, and in the future may engage, in transactions with and performance of services for us for which they have been, and may be, paid customary fees. In particular, an affiliate of the agent is our swap counterparty for a hedge of our obligation under the securities.

     In the future, the agent and its affiliates may repurchase and resell the offered securities in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices.

     The agent named below has committed to purchase all of those securities if any are purchased. Under certain circumstances, the commitments of non-defaulting underwriters may be increased.

Underwriter	Aggregate principal amount

Wells Fargo Securities, LLC	$638,000.00
Total	$638,000.00

     The agent named above proposes to offer the securities in part directly to the public at the maximum public offering price set forth on the cover page of this pricing supplement and in part to Wells Fargo Advisors Financial Network, LLC or certain securities dealers at such prices less a selling concession not to exceed $25.00 per security. After the initial public offering of the securities is completed, the public offering price and concessions may be changed by the agent. The maximum discount or commission that may be received by any member of FINRA for sales of securities pursuant to the accompanying prospectus supplement and prospectus will not exceed 8.00% of the initial public offering price of the securities.

     The underwriting discount and commission and the structuring and development costs total $41.01 per $1,000.00 principal amount of the securities.

     The initial public offering price of the securities includes the underwriting discount and commission and structuring and development costs described above and the estimated cost of hedging our obligations under the securities. As noted above, we have hedged our obligations under the securities through an affiliate of the agent. Our cost of hedging will include the projected profit that such counterparty expects to realize in consideration for assuming the risks inherent in hedging our obligations under the securities. Because hedging our obligations entails risks and may be influenced by market forces beyond our or our counterparty’s control, such hedging may result in a profit that is more or less than expected, or could result in a loss. The securities are new issues of securities with no established trading markets. We have been advised by the agent that the agent intends to make a market in the securities but is not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the securities.

     Settlement for the securities will be made in immediately available funds. The securities will be in the Same Day Funds Settlement System at DTC and, to the extent the secondary market trading in the securities is effected through the facilities of such depositary, such trades will be settled in immediately available funds.

     Eksportfinans has agreed to indemnify the agent against certain liabilities, including liabilities under the Securities Act of 1933.

     This pricing supplement and the attached prospectus and prospectus supplement may be used by Wells Fargo Securities, LLC, or an affiliate of Wells Fargo Securities LLC, in connection with offers and sales related to market-making or other transactions in the securities. Wells Fargo Securities, LLC, or an affiliate of Wells Fargo Securities, LLC, may act as principal or agent in such transactions. Such sales will be made at prices related to prevailing market prices at the time of sale or otherwise.

     From time to time the agent engages in transactions with Eksportfinans in the ordinary course of business. The agent has performed investment banking services for Eksportfinans in the last two years and has received fees for these services.

     Wells Fargo Securities, LLC, as agent, may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit reclaiming a selling concession from a syndicate member when the securities originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would otherwise be in the absence of such transactions.

     No action has been or will be taken by Eksportfinans, the agent or any broker-dealer affiliates of either Eksportfinans or the agent that would permit a public offering of the securities or possession or distribution of this pricing supplement or the accompanying prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the securities, or distribution of this pricing supplement or the accompanying prospectus supplement and prospectus, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on Eksportfinans, the underwriters or any broker-dealer affiliates of either Eksportfinans or the agent.